News Release

Marty Caywood Appointed
Executive Vice President, Chief Information Officer

Asheville, N.C., March 28, 2019 - The board of directors of HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“Company”), the holding company of HomeTrust Bank (“Bank” or “HTB”), today announced that Marty Caywood will assume the position of Executive Vice President and Chief Information Officer of both the Company and the Bank effective April 1, 2019. Mr. Caywood joined HTB in 1995 and has been involved in the organization’s technical and security initiatives for the past 24 years. In his new role, Caywood will be responsible for oversight of all information technology as well as back-office operations including Loan Servicing and Deposits.

“Marty consistently demonstrates a unique ability to align technology solutions with business strategies,” said C. Hunter Westbrook, Senior Executive Vice President and Chief Operating Officer. “As HTB continues its progression toward becoming a high performing regional community bank, Marty’s leadership will be instrumental as he oversees continued implementation of our new lines of business. His leadership and expertise, applied from various roles within the organization, ensures that HomeTrust data, platforms, and technical services will continue to match customer needs throughout our future growth.”

Caywood’s contributions to HTB are numerous. He has been responsible for recruiting and retaining talent within the Bank’s information technology department, thus providing data solutions and communications solutions for the Bank. He successfully oversaw the technical aspects of ten data conversions, three loan production offices, and one de novo branch. In his new role, Caywood will be responsible for both operational process improvements and technical integrations.

Caywood said, “I am excited to continue the momentum that HomeTrust has established with both our consumer and commercial customers. The intersection of technology and customer needs is a passion of mine, and I am honored that Hunter and the Board have provided me with the opportunity to lead this organization to our next level of sustainable growth.”

Caywood is a graduate of Winthrop University with a Bachelor of Science in Computer Information Services. During his tenure at HomeTrust Bank, he has served as Chief Technology Officer and Director of IT.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2018, the Company had assets of $3.4 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the second largest community bank headquartered in North Carolina.

www.htb.com
www.hometrustbancshares.com
Contact:
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

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